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                       [Delta Air Lines, Inc. Letterhead]

                                                                   EXHIBIT 99(B)

                                  PRESS RELEASE

Contact: Corporate Communications
         404-715-2554

DELTA AND THE AIR LINE PILOTS ASSOCIATION APPLY JOINTLY FOR FEDERAL MEDIATION IN CONTRACT TALKS

ATLANTA, Nov. 17, 2000 -- Delta Air Lines and the Air Line Pilots Association today said they have jointly applied to the National Mediation Board (NMB) for the assistance of a mediator in their on-going collective bargaining for a new pilot contract.

         The company and ALPA have requested that the mediation begin Dec. 1, 2000, and extend for a period of 90 days, which would be subject to extension by mutual agreement.

         Delta said that mediation at this stage of the negotiations is a positive step that will build on the momentum of the negotiations to date. Both the company and the union will work diligently to reach a mutually acceptable agreement during the mediation period. Delta said the mediation process will allow everyone at the company to focus on the needs of our customers during this busy travel season.

         There have been 110 formal joint sessions between Delta and ALPA since the negotiations began on Sept. 8, 1999. The contract between the company and the union became amendable on May 2, 2000. ALPA submitted its economic proposals during the week ending Oct. 13. The company submitted its pay proposal on Oct. 31 and its benefits proposals on Nov. 14 and 15. A full schedule of talks has been set through the end of the year.

         During mediation, the NMB's mission is to help facilitate an agreement and avoid the interruption of commerce. The NMB appoints a mediator to facilitate negotiating sessions between the parties. The mediator determines the frequency and location of negotiating sessions and works with the parties to find common ground. If mediation is unsuccessful, either party may ask the NMB to declare they are at an impasse. Delta and ALPA have agreed that they will jointly request the NMB to issue a proffer of arbitration, which begins the process of releasing the parties from negotiations, if they have not reached a tentative agreement by Feb. 28, 2001. The NMB has no obligation to honor such a request, and it has the right to require mediation to continue for as long as the NMB believes appropriate.

         Delta's goal is to become the #1 airline in the eyes of its customers, flying passengers and cargo from anywhere to everywhere. Passengers already choose to fly Delta more often than any other airline in the world on 5,263 flights each day to 351 cities in 54 countries on Delta, Delta Express, Delta Shuttle, the Delta Connection carriers, and Delta's Worldwide Partners. Delta is a founding member of SkyTeam, a global airline alliance which provides customers with extensive worldwide destinations, flights and services. For more information, visit Delta at www.delta.com.